Exhibit 99.1

Watson Wyatt Worldwide Reports First Quarter EPS of $0.77 on Strong Revenue
                                Growth

               EPS Growth of 38%, EPS Guidance Increased

    ARLINGTON, Va.--(BUSINESS WIRE)--Nov. 8, 2007--Watson Wyatt Worldwide, Inc. (NYSE:WW), a leading international human capital and financial management consulting firm, today announced financial results for the first quarter of fiscal year 2008, which ended September 30, 2007.

    Revenues were $401.7 million for the quarter, an increase of 20% (16% constant currency) from the first quarter of fiscal 2007 revenues of $336.0 million. Excluding the impact of acquisitions and changes in foreign exchange rates, revenues increased 9% from the first quarter of fiscal 2007. Net income for the first quarter of fiscal 2008 was $34.4 million, or $0.77 per diluted share, an increase from $24.8 million or $0.56 per diluted share in the prior-year first quarter. When compared to prior-year first quarter, exchange rates had a positive impact of $0.02 per diluted share on net income.

    "We're off to a strong start, with solid revenue gains and expanding margins," said John Haley, president and chief executive officer. "Exceptional revenue growth in Investment Consulting, coupled with strong results in our largest segment, Benefits, produced outstanding returns this quarter. We remain focused on profitable growth."

    Operating Highlights

    -- Benefits Group revenues (representing 56% of first-quarter revenues) were $227 million for the first quarter of fiscal 2008, an increase of 22% (19% constant currency) from $185 million in the prior-year first quarter. Excluding the impact of acquisitions and changes in foreign exchange rates, revenues increased 7% from prior year. The increase in organic revenues was largely due to increased demand for valuation, plan design and pension administration services.

    -- Technology and Administration Solutions Group revenues (representing 10% of first-quarter revenues) were $40 million for the first quarter of fiscal 2008, an increase of 9% (5% constant currency) from $37 million in the prior-year first quarter. The increase in reported revenues resulted primarily from an increase in the number of projects in service in North America. At September 30, 2007, 95 projects were in service, compared to 58 at September 30, 2006. We have an additional 72 projects in the implementation phase in North America, compared to 65 at September 30, 2006. Revenues from administration services in Europe also increased.

    -- Human Capital Group revenues (representing 11% of first-quarter revenues) were $43 million for the first quarter of fiscal 2008, an increase of 8% (6% constant currency) from $40 million in the prior-year first quarter. Demand for our services was strong in North America, Europe and Latin
        America.

    -- Insurance & Financial Services Group revenues (representing 7% of first-quarter revenues) were $28 million for the first quarter of fiscal 2008, an increase of 6% (flat on constant currency basis) from $26 million in the prior-year first quarter.

    -- Investment Consulting Group revenues (representing 10% of first-quarter revenues) were $40 million for the first quarter of fiscal 2008, an increase of 46% (40% constant currency) from $27 million in the prior-year first quarter. The revenue increase was due to strong demand for all of our services, particularly advice on investment strategy.

    Outlook for Fiscal Year 2008

    For fiscal year 2008, the company expects revenues to be in the range of $1.68 billion to $1.72 billion and earnings per diluted share for the year are expected to be in the range of $2.98 to $3.03. This guidance assumes an average exchange rate of 2.03 U.S. dollars to the British pound for fiscal year 2008.

    For the second quarter of fiscal 2008, the company expects revenues to be in the range of $415 million to $425 million and earnings per diluted share for the quarter are expected to be in the range of $0.67 to $0.69. This guidance assumes an average exchange rate of 2.03 U.S. dollars to the British pound for the second quarter of fiscal 2008.

    Conference Call

    The company will host a live webcast and conference call to discuss the financial results for the first quarter of fiscal 2008. It will be held on Thursday, November 8, 2007, beginning at 9:00 a.m. Eastern Time, and can be accessed via the Internet by going to www.watsonwyatt.com. The replay of the webcast will be available two hours after the live call for a period of three months. The replay also will be available for one week after the call by dialing 617-801-6888 and using confirmation number 59250688.

    Forward-Looking Statements

    Statements in this press release regarding projections and expectations of future earnings, revenues, operations, business trends and other such items are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on management's beliefs, as well as assumptions made by, and information currently available to management. Because such statements are based on expectations and are not statements of fact, actual events and results may differ materially from those projected. A number of risks and uncertainties exist which could cause actual results to differ materially from the results reflected in these forward-looking statements. Such factors include but are not limited to the company's ability to integrate the operations of acquired businesses into our own business, processes and systems, and achieve the anticipated results; our continued ability to recruit and retain qualified associates; the success of our marketing, client development and sales programs; the successful exit of the multi-employer retirement business; our ability to maintain client relationships and to attract new clients; declines in demand for our services; outcomes of pending or future litigation and the availability and capacity of professional liability insurance to fund pending or future judgments or settlements; the ability of the company to obtain professional liability insurance; a significant decrease in the demand for the consulting, actuarial and other services we offer as a result of changing economic conditions or other factors; actions by competitors offering human resources consulting services, including public accounting and consulting firms, technology consulting firms and internet/intranet development firms; our continued ability to achieve cost reductions; foreign currency exchange and interest rate fluctuations; exposure to liabilities of acquired businesses that have not been expressly assumed; general economic and business conditions that adversely affect us or our clients; the level of capital resources required for future acquisitions and business opportunities; regulatory developments abroad and domestically that impact our business practices; legislative and technological developments that may affect the demand for or costs of our services; and other factors discussed under "Risk Factors" in the company's Annual Report on Form 10-K for the year ended June 30, 2007 and filed on August 24, 2007, with the Securities and Exchange Commission. These statements are based on assumptions that may not come true. All forward-looking disclosure is speculative by its nature. The company undertakes no obligation to update any of the forward-looking information included in this report, whether as a result of new information, future events, changed expectations or otherwise.

    About Watson Wyatt Worldwide

    Watson Wyatt (NYSE:WW) is the trusted business partner to the world's leading organizations on people and financial issues. The firm's global services include: managing the cost and effectiveness of employee benefit programs; developing attraction, retention and reward strategies; advising pension plan sponsors and other institutions on optimal investment strategies; providing strategic and financial advice to insurance and financial services companies; and delivering related technology, outsourcing and data services. Watson Wyatt has 7,000 associates in 31 countries and is located on the Web at www.watsonwyatt.com.




                     WATSON WYATT WORLDWIDE, INC.
           Condensed Consolidated Statements of Operations
          (Thousands of U.S. Dollars, Except Per Share Data)
                             (Unaudited)

                                              Three months ended
                                                September 30,
                                        ------------------------------
                                             2007            2006
                                        ------------------------------


Revenue                                 $     401,687   $     336,004
                                        --------------  --------------

Costs of providing services:
   Salaries and employee benefits             219,363         185,595
   Professional and subcontracted
    services                                   25,527          20,035
   Occupancy, communications and other         43,925          40,951
   General and administrative expenses         44,305          38,099
   Depreciation and amortization               17,334          12,751
                                        --------------  --------------
                                              350,454         297,431
                                        --------------  --------------

Income from operations                         51,233          38,573

Income/(loss) from affiliates                     925            (229)
Interest income                                 1,844           1,450
Interest expense                               (2,258)           (443)
Other non-operating income                         89              36
                                        --------------  --------------

Income before income taxes                     51,833          39,387

Provision for income taxes                     17,389          14,573
                                        --------------  --------------

Net income                              $      34,444   $      24,814
                                        ==============  ==============

Earnings per share:
   Net income - Basic                   $        0.81   $        0.59
                                        ==============  ==============
   Net income - Diluted                 $        0.77   $        0.56
                                        ==============  ==============

Weighted average shares of common
 stock, basic (000)                            42,288          42,396
                                        ==============  ==============
Weighted average shares of common
 stock, diluted (000)                          44,896          44,388
                                        ==============  ==============






                     WATSON WYATT WORLDWIDE, INC.
                      Supplemental Segment Data
                     (Thousands of U.S. Dollars)

                                              Three Months Ended
                                                September 30,
                                        ------------------------------
                                             2007            2006
                                        --------------  --------------
                                                 (Unaudited)

Revenue (net of reimbursable expenses)
---------------------------------------
Benefits Group                          $     226,569   $     185,355
Technology and Administration Solutions
 Group                                         40,477          37,201
Human Capital Group                            42,714          39,579
Insurance & Financial Services Group           28,001          26,383
Investment Consulting Group                    39,944          27,368
                                        --------------  --------------
Total segment revenue                         377,705         315,886
Other, including reimbursable expenses         23,982          20,118
                                        --------------  --------------
Consolidated revenue                    $     401,687   $     336,004
                                        ==============  ==============

Net operating income
---------------------
Benefits Group                          $      57,050   $      44,922
Technology and Administration Solutions
 Group                                          8,379           8,395
Human Capital Group                             5,587           5,054
Insurance & Financial Services Group            1,450           5,069
Investment Consulting Group                    14,121           6,566
                                        --------------  --------------
Total segment net operating income             86,587          70,006
Discretionary compensation                    (41,390)        (29,920)
Other income (expense), net                     6,636            (699)
                                        --------------  --------------
Income before income taxes              $      51,833   $      39,387
                                        ==============  ==============



                                                September 30,
                                        ------------------------------
                                             2007            2006
                                        --------------  --------------
                                                 (Unaudited)
Associates (fiscal year end full-time
 equivalents)
---------------------------------------
Benefits Group                                  3,250           2,700
Technology and Administration Solutions
 Group                                            840             750
Human Capital Group                               835             800
Insurance & Financial Services Group              425             370
Investment Consulting Group                       430             370
Other (including Communication)                   815             740
Corporate                                         605             630
                                        --------------  --------------
Total                                           7,200           6,360
                                        ==============  ==============






                     WATSON WYATT WORLDWIDE, INC.
                Condensed Consolidated Balance Sheets
            (Thousands of U.S. Dollars, Except Share Data)
                             (Unaudited)

                                        September 30,      June 30,
                                             2007            2007
                                        --------------  --------------

Assets
Cash and cash equivalents               $      74,568   $     248,186
Receivables from clients:

   Billed, net of allowances of $8,833
    and $6,216                                229,707         227,130
   Unbilled, at estimated net
    realizable value                          142,297         109,697
                                        --------------  --------------
                                              372,004         336,827

Other current assets                           99,081          51,749
                                        --------------  --------------
   Total current assets                       545,653         636,762

Fixed assets, net                             178,560         172,147
Deferred income taxes                          69,750          66,751
Goodwill                                      608,670         382,936
Intangible assets, net                        246,275         211,715
Other assets                                   62,963          59,398
                                        --------------  --------------

Total Assets                            $   1,711,871   $   1,529,709
                                        ==============  ==============

Liabilities
Accounts payable and accrued
 liabilities, including discretionary
 compensation                           $     255,642   $     303,346
Income taxes payable and deferred               7,888           7,062
                                        --------------  --------------
   Total current liabilities                  263,530         310,408

Revolving credit facility                     141,400         105,000
Accrued retirement benefits                   225,274         198,677
Deferred rent and accrued lease losses         31,245          32,686
Contingency stock payable                      98,436               -
Other noncurrent liabilities                  102,800          95,419
                                        --------------  --------------


Total Liabilities                             862,685         742,190
                                        --------------  --------------

Commitments and contingencies

Stockholders' Equity
Preferred Stock - No par value:
   1,000,000 shares authorized; none
    issued and outstanding                          -               -
Class A Common Stock - $.01 par value:
   99,000,000 shares authorized;
    42,763,451 and 42,763,451 issued
    and 42,478,625 and 42,299,792
    outstanding                                   428             428
Additional paid-in capital                    398,765         395,521
Treasury stock, at cost - 284,826 and
 463,659 shares                               (13,567)        (22,251)
Retained earnings                             363,546         336,101
Accumulated other comprehensive income        100,014          77,720
                                        --------------  --------------
Total Stockholders' Equity                    849,186         787,519
                                        --------------  --------------

Total Liabilities and Stockholders'
 Equity                                 $   1,711,871   $   1,529,709
                                        ==============  ==============






                     WATSON WYATT WORLDWIDE, INC.
           Condensed Consolidated Statements of Cash Flows
                     (Thousands of U.S. Dollars)
                             (Unaudited)

                                              Three months ended
                                                September 30,
                                             2007            2006
                                        --------------  --------------
                                                 (Unaudited)
Cash flows used in operating
 activities:
   Net income                           $      34,444   $      24,814
   Adjustments to reconcile net income
    to net cash from operating
    activities:
      Provision for doubtful
       receivables from clients                 4,124           3,772
      Depreciation                             13,554          10,460
      Amortization of intangible assets         3,780           2,291
      Provision for (benefit from)
       deferred income taxes                    1,698          (4,883)
      (Income)/loss from affiliates              (925)            229
      Changes in operating assets and
       liabilities (net of business
       acquisitions)
         Receivables from clients             (20,836)        (16,094)
         Other current assets                 (35,099)        (26,058)
         Other assets                            (793)            394
         Accounts payable and accrued
          liabilities                         (44,969)        (71,987)
         Income taxes payable and
          deferred                              1,256           8,409
         Accrued retirement benefits            2,341           2,112
         Deferred rent and accrued
          lease losses                         (1,441)           (119)
         Other noncurrent liabilities          (5,872)          4,100
                                        --------------  --------------
   Cash flows used in operating
    activities:                               (48,738)        (62,560)
                                        --------------  --------------

Cash flows used in investing
 activities:
   Business acquisitions and contingent
    consideration payments                   (130,517)         (1,118)
   Purchases of fixed assets                   (6,105)         (9,018)
   Capitalized software costs                  (6,619)         (5,528)
   Investment in PCIC                          (1,914)              -
   Contingent proceeds from
    divestitures                                   88              36
                                        --------------  --------------
   Cash flows used in investing
    activities:                              (145,067)        (15,628)
                                        --------------  --------------

Cash flows from/(used in) financing
 activities
   Borrowings (repayments) under Credit
    Facility                                   36,400          (5,000)
   Dividends paid                              (3,186)         (3,176)
   Repurchases of common stock                (14,114)        (20,065)
   Issuances of common stock and excess
    tax benefit                                 3,612           3,644
                                        --------------  --------------
   Cash flows from/(used in) financing
    activities                                 22,712         (24,597)
                                        --------------  --------------

Effect of exchange rates on cash               (2,525)            834
                                        --------------  --------------

Decrease in cash and cash equivalents        (173,618)       (101,951)

Cash and cash equivalents at beginning
 of period                                    248,186         165,345
                                        --------------  --------------

Cash and cash equivalents at end of
 period                                 $      74,568   $      63,394
                                        ==============  ==============


    CONTACT: Watson Wyatt Worldwide, Inc.
             Carl D. Mautz
             Chief Financial Officer
             703-258-7556